Exhibit 10.23
LONG-TERM CONTINGENT CASH AWARD NOTICE

This Long-term Contingent Cash Award Notice (this “Award Notice”) sets forth the terms and conditions of a long-term contingent cash award (the “Award”), dated as of the date of grant as reflected in your [third party administrator] account (the “Grant Date”), that is granted to you by United Airlines Holdings, Inc., a Delaware corporation (the “Company”).

SECTION 1. Long-term Contingent Cash Award; CARES Act.

(a)    Long-term Contingent Cash Award. If you remain continuously employed by the Company or any Subsidiary through the later of (i) [ ] and (ii) the expiration of the CARES Act Restriction Period (the later of (i) and (ii), the “Vesting Date”), then you shall be entitled to receive a cash payment for the amount reflected as your Award in your account with [third party administrator] as of the Grant Date (the “Cash Payment”). The Cash Payment shall be payable to you by the Company (or any of its Subsidiaries) in a single cash payment within 60 days following the Vesting Date, subject to the terms of this Award Notice.

(b)    CARES Act. The Company, United Airlines, Inc. (“United”), and United employees have benefited from U.S. government support provided by the CARES Act and subsequent payroll support and loan programs. Under the CARES Act, United and certain employees are subject to restrictions, including compensation limits applicable to employees whose 2019 total compensation exceeded $425,000. Additional compensation limits apply to employees with 2019 total compensation in excess of $3 million, and compensation limits also apply to employees with compensation over the specified limits during subsequent reference time periods. The Company and United have designed their compensation programs to comply with the requirements of the CARES Act and the related payroll support and loan programs. Notwithstanding the foregoing, if this Award is deemed to violate requirements of the CARES Act and the related payroll support and loan programs, this Award shall be void to the extent necessary to comply with such requirements.

SECTION 2. Forfeiture of Award; Death or Disability. If your termination of employment has occurred prior to the Vesting Date, your rights with respect to this Award shall immediately terminate upon your termination of employment, and you will not be entitled to the Cash Payment. Notwithstanding the foregoing or any other provision of this Award Notice to the contrary and subject to compliance with the CARES Act, if your employment is terminated due to your death or by the Company due to Disability prior to the Vesting Date, then you shall be entitled to receive the Cash Award, subject, in the case of your termination by the Company due to Disability, to your execution and non-revocation of a release of claims in a form acceptable to the Company (the “Release”) no later than the 52nd day following such termination or such earlier date as set forth in the Release (the “Release Expiration Date”). The Cash Award payable in connection with this Section, if any, shall be payable in a single cash payment as soon as reasonably practicable after the Release Expiration Date but in any event no later than 60 days following your death or termination of employment.

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SECTION 3.    Continuation of Employment; Not a Contract of Employment; No Acquired Rights. This Award Notice shall not confer upon you any right to continuation of employment by the Company and/or its Subsidiaries, nor shall this Award Notice interfere in any way with the Company’s and/or its Subsidiaries’ right to terminate your employment at any time, except to the extent expressly provided otherwise in a written agreement between you and the Company and/or its Subsidiaries or as prohibited by law.

SECTION 4.    Clawback. Notwithstanding any provision in this Award Notice to the contrary, the payment provided under this Award Notice shall be subject to a clawback to the extent necessary to comply with applicable law including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any Securities and Exchange Commission rule, or to comply with any Company clawback policy in effect as of the Grant Date or adopted thereafter.
SECTION 5.    Tax Withholding. The Company shall have the right to withhold from the Cash Payment all applicable federal, state, local and other taxes as required by law. Notwithstanding the foregoing, the Company shall be authorized to take such actions as the Company may deem necessary (including, without limitation, in accordance with applicable law, withholding amounts from any compensation or other amounts owing from the Company to you) to satisfy all obligations for the payment of such taxes. As a condition of the Award, you acknowledge that, regardless of any action taken by the Company, or if different, your employer, the ultimate liability for all applicable Federal, state, local or foreign income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to this Award and legally applicable to you, is and remains your responsibility and may exceed the amount actually withheld by the Company, or if different, your employer.
SECTION 6.    Section 409A. Payments under this Award Notice are intended to be exempt from Section 409A of the Code to the maximum extent possible as short-term deferrals pursuant to Treasury regulation 1.409A-1(b)(4), and this Award Notice shall be interpreted and construed consistent with such intent. In the event the terms of this Award Notice would subject you to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and you shall cooperate diligently to amend the terms of this Award Notice to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Award Notice. To the extent any amounts under this Award Notice are payable by reference to your termination of employment, such term shall be deemed to refer to your “separation from service,” within the meaning of Section 409A of the Code.

SECTION 7.    Definitions. As used herein, the following terms shall have the meanings set forth below:

(a)    “CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, as amended from time to time, or any successor statue thereto.

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(b)    “CARES Act Restriction Period” means the period during which the Company is subject to the compensation payment restrictions described in Section 1, which, as of the Grant Date, is the later of (i) October 1, 2022 (or, such later date as required by the CARES Act and the related payroll support and loan programs) or (ii) the date that is one-year after the Company’s Term Loan Facility is paid in full.

(c)    “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and the regulations promulgated thereunder.

(d)    “Disability” means a disability that would entitle you to receive disability income benefits pursuant to the long-term disability plan of the Company or any Subsidiary then covering you or, if no such plan exists or is applicable to you, the permanent and total disability of you within the meaning of Section 22(e)(3) of the Code.

(e)    “Subsidiary” means any entity in which the Company, directly or indirectly, possesses fifty percent (50%) or more of the total combined voting power of all classes of its stock.

(f)    “Term Loan Facility” means the loan agreement entered into on September 28, 2020, among the Company, United Airlines, Inc., and the U.S. Treasury Department (“Treasury”) under the CARES Act, including any amendments or supplements to such agreement.
SECTION 8. Miscellaneous.
(a) Not a Part of Salary. In accepting the Award, you acknowledge that: (i) the Award is granted voluntarily by the Company and is an occasional award that does not create any contractual or other right to receive any future grant; (ii) all decisions with respect to future grants, if any, will be at the sole discretion of the Company; (iii) the Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (iv) the Award is provided for future services to the Company and/or its Subsidiaries and is not under any circumstances to be considered compensation for past services; (v) in the event that you are an employee of the Company or any Subsidiary, the grant will not be interpreted to form an employment contract or relationship with the Company or any Subsidiary that is your employer; (vi) no claim or entitlement to compensation or damages arises from forfeiture or termination of the Award and you irrevocably release the Company and its Subsidiaries from any such claim that may arise; and (vii) in the event of the termination of your employment, your right to receive the Cash Payment will terminate in accordance with the terms of this Award Notice and will not be extended by any notice period mandated under local law.
(b) Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to this Award by electronic means. You hereby consent to receive such

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documents by electronic delivery through an on-line or electronic system established and maintained by the Company or a third party-designated by the Company.
(c) Compliance with Applicable Law. Notwithstanding any provision in this Award Notice to the contrary, this Award Notice and the Cash Payment shall be subject to, and conditioned upon, satisfaction of all applicable laws, rules, and regulations and, without limiting the foregoing, the Award provided to you under this Award Notice shall be void to the extent the Award or the Cash Payment violate applicable law or the CARES Act requirements described in Section 1.
(d) Governing Law. All questions concerning the construction, validity and interpretation of this Award Notice shall be governed and construed according to the laws of the State of Delaware, without regard to the application of the conflicts of laws provisions thereof. Any disputes regarding this Award or the Plan shall be brought only in the state or federal courts of the State of Delaware.
(e) Additional Information. If you have any questions regarding this Award Notice, please contact [CONTACT INFORMATION], or your HR Partner.

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Long-term Contingent Cash Award (20xx)